Exhibit 10.67

THIS AGREEMENT is made on 26 January 2004

BETWEEN

(1) Levi Strauss (UK) Ltd, of Swan Valley, Northampton NN4 9BA (the Company); and

(2) Paul Mason of Darwin Bank, Whiddon Croft, Burley Lane, Menston, Nr Ilkley, Yorks LS29 6QQ (the Employee)

IT IS AGREED as follows:-

1. TERM AND JOB DESCRIPTION

1.1 The Employee will be employed on the terms of this Agreement.

1.2 The Employee will be employed by the Company as President, Levi Strauss & Co, Europe. The Employee will, in addition, if reasonably requested, as part of the duties of his employment with the Company carry out work for and at the direction of other Group Companies and/or be seconded to other Group Companies without further remuneration at any time and agrees that he will do so.

1.3 The Employee’s appointment and continuous period of employment shall begin on the 23rd of February 2004 (the commencement date) and shall continue unless and until terminated in accordance with clause 18.

2. DUTIES

2.1 The Employee will perform such duties as may lawfully and reasonably be assigned to him by the Company from time to time. Such duties will include, without limitation, responsibility for Levi Strauss & Co Europe division management. The Employee may in addition be required from time to time to undertake the duties or responsibilities of another position, although the Employee will not be required to perform duties that are not reasonably within his capabilities. During the employment the Employee will well and faithfully serve the Company and will devote the whole of his attention and skills during such hours as he is required to work in order to properly perform the duties assigned to him.

2.2 The Employee will report to the President, Levi Strauss & Co.

2.3 The Employee agrees, in accordance with Regulation 5 of the Working Time Regulations 1998 (the Regulations), that the provisions of Regulation 4(1) do not apply to the Employee, and that the Employee shall give the Company three months’ notice in writing if he wishes Regulation 4(1) to apply to him. Due to the senior nature of the Employee’s role there is no entitlement to compensation for overtime.

2.4 The Employee’s normal place of work is not an essential part of the employment relationship and the Employee may be requested to work at whatever place is given in line with the Company’s business needs save that the Employee’s base office for his work shall be within Europe and within a reasonable weekly commute from the Employee’s home in the United Kingdom, it being acknowledged by the Company that the Employee’s wife and family may remain in England and that the Employee may not be required to relocate his United Kingdom home without his consent.

2.5 The Employee acknowledges that the nature of his duties may require regular travel and, as such, agrees to travel (both within and outside Europe) to the extent necessary to enable the proper performance of those duties. In order to ensure that the Employee can comply with this provision the Employee is required to maintain a valid passport at all times. Any reasonable expenses incurred with such travel shall be reimbursed in accordance with clause 7 below.

3. SALARY

3.1 The Employee’s initial annual gross salary is £600,000 (“annual base salary”) subject to deduction of applicable tax and National Insurance contributions. Salary will be generally reviewed annually in the context of the Board of Directors review of individual performance and market competitiveness. However, no salary review will be undertaken after notice has been given by either party to terminate the Employee’s employment. The Company is under no obligation to increase the Employee’s salary following a salary review, but will not decrease it. At the same time that the Employee’s salary is reviewed, the terms of clauses 20 and 21 will be reviewed. The Employee accepts that in consideration for the Company increasing his salary from time to time, the Company may ask the Employee to agree (but the Employee is not required to accept) to amend the terms of Clauses 20 and 21 as is reasonable taking into account the position of the parties from time to time.

3.2 The Employee’s salary will accrue on a daily basis, and will be payable in arrears in equal monthly instalments or pro rata where the Employee is only employed during part of the month.

4. ANNUAL INCENTIVE PLAN

4.1 The Employee shall be entitled to participate in the Company Annual Incentive Plan (“the Annual Incentive Plan”) as amended from time to time. This incentive represents a target of 65% of annual base salary. The amount of any payment made under the Annual Incentive Plan will be determined by reference to the performance of the European business unit (70%) and the total LS&CO company performance (30%) with a maximum of 165% of target and a minimum of 0% of target.

4.2 Payments made under the Annual Incentive Plan will not form part of the Employee’s pensionable salary.

4.3 Further details of the current Annual Incentive Plan in operation can be obtained from the HR Department, Executive compensation.

4.4 The Company reserves the right to amend, replace and/or suspend the Annual Incentive Plan at any time.

4.5 The Employee shall, subject to UK Inland Revenue regulations, be eligible at the Employee’s election, to defer up to 50% of any payout to which he is entitled under the Annual Incentive Plan subject at all times to the terms of the Company’s Global Voluntary Deferred Compensation Plan, as amended from time to time.

5. 2004 SPECIAL ANNUAL INCENTIVE

5.1 The Employee shall be entitled to participate in the Company’s 2004 Special Annual Incentive (the “2004 Special Annual Incentive”). This incentive represents a target of 85% of annual base salary. The amount of any payment made under the 2004 Special Annual Incentive is determined by reference to the performance of the European business unit (70%) and the total LS&CO company performance (30%) with a maximum of 165% of target and a minimum of 0% of target.

5.2 Further details of the 2004 Special Annual Incentive can be obtained from the HR Department, Executive compensation.

5.3 The 2004 Special Annual Incentive will not form part of the Employee’s pensionable salary.

5.4 The 2004 Special Annual Incentive is in lieu of a long term incentive award being granted in 2004.

5.5 As a special one time consideration, the Employee will be guaranteed that the total payout associated with the Annual Incentive Plan for 2004 and 2004 Special Annual Incentive will be at least £150,000 (the “Guaranteed Payout”) in February 2005.

5.6 The 2004 Special Annual Incentive and Guaranteed Payout referred to in clause 5.5 will not give rise to any future entitlement on the Employee’s part to receive such benefits, irrespective of the regularity of provision of such payments or benefits. Once the Guaranteed Payout has been made, there will be no future right to any further payment under the 2004 Special Annual Incentive and no right to a minimum payment under any Annual Incentive Plan.

5.7 The Employee shall, subject to UK Inland Revenue regulations, be eligible, at his election, to defer up to 50% of any payout to which he is entitled under the 2004 Special Annual Incentive subject at all times to the terms of the Company’s Global Voluntary Deferred Compensation Plan, as amended from time to time.

6. LONG TERM INCENTIVE

6.1 Subject to its ratification by the Company’s Board of Directors (the “Board of Directors”) of Levi Strauss & Co, the Employee shall be entitled to participate in a long term incentive plan proposed for 2005 as amended from time to time (the “Long Term Incentive”).

6.2 Details of the Long Term Incentive will be provided to the Employee upon its ratification and implementation by the Board of Directors of Levi Strauss & Co.

6.3 The Long Term Incentive will not form part of the Employee’s pensionable salary.

6.4 The Company reserves the right to amend, replace and / or suspend the Long Term Incentive at any time.

6.5 The Employee shall be eligible, at his election, to defer up to 50% of any payout to which he is entitled under the Long-Term Incentive subject at all times to the terms of the Company’s Global Voluntary Deferred Compensation Plan, as amended from time to time.

7. EXPENSES

The Company will reimburse (or procure the reimbursement of) all out-of-pocket expenses properly and reasonably incurred by the Employee in the course of his employment subject to the terms of the Company’s policy on expenses.

8. COMPANY CAR

8.1 The Employee will be provided with a Company car in accordance with the Company’s car policy as amended from time to time. Atlernatively, the Employee may, at his election, lease his own car of a model consistent with the Company’s car policy, and the Company shall pay or reimburse all lease costs and all expenses in connection with Fuel in accordance with the Company’s car policy.

8.2. The Employee undertakes to use the Company car of which he has the disposal with due care and to have it maintained in accordance with the terms of the Company’s car policy and the instructions of the leasing company/manufacturer.

8.3. The Employee shall be entitled to use the company car privately within reasonable limits. From a tax perspective, the Employee acknowledges that the provision of a Company car is treated as a taxable benefit by the Inland Revenue and will result in tax deductions from the Employee’s salary.

9. PENSION

9.1 The Employee will be entitled to participate in the Company’s pension scheme based on 1/40th x pension eligible earnings x pension eligible service, on the terms set out in the Company’s policy on pensions, as amended from time to time, and subject to Inland Revenue Limits.

9.11 Alternatively, due to Inland Revenue regulation changes, the Employee may elect to leave the Company’s pension scheme and have the Company make contributions to a scheme nominated by him provided that such contributions shall not exceed an amount equal to 6% of his salary at the relevant time.

9.2 The Employee will also be entitled to participate in the Company’s Supplementary pension scheme, under which the Company shall contribute an amount equal to 20% of the Annual Incentive Plan payout. In the event that, due to Inland Revenue Limits, the Employee might not get the full benefit of such contribution, the Company shall make a net (after payment of tax and national insurance) payment in cash equal to the part (which may be the whole) of such contribution which may not be paid into the Supplementary pension scheme for the benefit of the Employee.

9.3 The Company reserves the right to amend, replace, suspend or otherwise change the rules of the Company’s pension scheme or the Company’s Supplementary pension scheme (collectively the “Schemes”) or to substitute an alternative pension scheme or schemes.

10. INSURANCE

10.1 During the employment, subject to the Employee’s age or health not being such as to prevent cover being obtained without exceptional conditions or unusually high premiums, and subject to completion of a medical examination or questionnaire satisfactory to the insurance providers, the Company will:

(i)	pay for the benefit of the Employee, his wife and any dependent children under the age of 21 (or 24 if in full time education), the Employee’s subscriptions to the Company’s private medical expenses insurance arrangements for the time being in force in the UK;

(ii)	pay for the benefit of the Employee subscriptions to the Company’s private international medical expenses insurance arrangements for the time being in force;

(iii)	pay for the benefit of the Employee subscriptions to the Company’s permanent health insurance arrangements for the time being in force at 60% of pre-disability base pay inclusive of state benefits; and

(iv)	pay for the benefit of the Employee subscriptions to the Company’s life assurance arrangements (4 x base pay) for the time being in force.

Cover under the schemes referred to in (i) to (iv) shall apply from the commencement date.

10.2 The Company reserves the right to change the provider of any of the insurance schemes set out in clause 10.1 at any time.

11. HOUSING

During the Employee’s assignment abroad, the Company will reimburse rent and utilities expenses on a furnished 3 bedroom apartment reasonably close to the Employee’s base office subject to the Company’s policy.

12. PAYROLL ADMINISTRATION

12.1 During Employee’s assignment abroad, the Employee will remain on the payroll of Levi Strauss (UK) Ltd and will be paid in £ pounds sterling. The salary will be paid into the Employee’s UK bank account. The Employee’s salary and benefits will be administered in the UK according the UK policies, plans and programs.

12.2 With respect to social security, when exists a treaty between the UK and the host country of assignment. LS UK HR department will request a European Union document E101 on behalf of the Employee which will keep him in the UK social security as well as a document E106.

12.3 The Employee will continue to be subject to UK taxes during his employment. Employee’s salary, bonuses and the fringe benefits received in the host country (company car, housing and utilities) will be declared to the host country tax authorities. The host country taxes due will be borne by the company as per the tax equalization guidelines attached. In connection with the Employee’s UK tax return the Company’s advisers shall cooperate with the Employee’s advisers.

12.4 Employee’s host country tax matters will be handled by the Company’s external tax advisor in the host country to ascertain the impact which the Employee’s host country assignment could have on the UK tax situation. The external’s host country tax advisor will work with their Birmingham office to ensure that the Employee neither gains nor loses in terms of taxes for the duration of the employment. Should the granting of fringe benefits to the Employee in the host country have a negative impact on local tax return, the company will reimburse the additional taxes the Employee has to bear. Alternatively, the Employee may find that he will be able to reclaim some UK taxes because of the time worked out of the country. In this case, that reimbursement should be repaid to the company. By signing this contract the Employee agrees to repay to the Company any tax credits that the Employee will receive from the UK in connection with his assignment abroad.

13. HOLIDAYS

13.1 The Employee is entitled to 25 working days’ paid holiday per calendar year during his employment, to be taken at a time or times convenient to the Company. The right to paid holiday will accrue pro-rata during each calendar year of the employment.

13.2 On termination of employment, the Employee shall be paid 1/260th of salary in respect of each accrued but untaken day of holiday. If the Employee has taken more working days’ paid holiday than his accrued entitlement, the Company is authorised to deduct the appropriate amount from his final salary instalment (which deduction shall be made on the same basis).

14. SICKNESS AND OTHER INCAPACITY

The Employee will be entitled to be paid whilst off work through sickness, injury or illness in accordance with the Company sickness policy, subject to mandatory provisions of local law and the Employee’s entitlement to Company Sick Pay shall be 13 weeks full pay irrespective of length of service.

15. OTHER INTERESTS

15.1 In accordance with clause 2.1 the Employee agrees to devote the whole of his time and attention to the performance of his duties for the Company. In particular and subject to clause 15.2, during the Employee’s employment he will not whether alone or jointly with or on behalf of any other person, firm or company and whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise (except as a representative or nominee of the Company otherwise the with prior consent in writing of the President of LS&CO) be engaged, concerned or interested in any other business or undertaking which;

15.1.1 is wholly or partly in competition with any business carried out by the Company; or

15.1.2 as regards any goods or services is a supplier to the Company

15.2 Notwithstanding clauses 2.1 and 15.1, the Employee may (a) hold for investment purposes an interest of up to 3 per cent in nominal value or (in the case of securities not having a nominal value) in number or class of securities in any class of securities listed or dealt in a recognised stock exchange, provided that the company which issued the securities does not carry on a business which is similar to or competitive with any business for the time being carried on by the Company and (b) hold office as and carry out the functions of a non-executive director of two companies provided that (i) he shall notifiy the Company of such directorships and (ii) such companies do not carry on a business which is similar to or competitive with any business for the time being carried on by the Company.

16. DATA PROTECTION, SECURITY AND OTHER CONSENTS

16.1 The Employee hereby consents to the Company holding and processing, both electronically and manually, the data it collects in relation to the Employee, in the course of the Employee’s employment, for the purposes of the Company’s administration and management of its employees and its business and for compliance with applicable procedures, laws and regulations and to the transfer, storage and processing by the Company or its agents of such data outside the European Economic Area, in particular to and in the United States and any other country which the Company has offices.

16.2 On occasions it may be necessary for the Company to monitor internal and external communications. As such, the Employee hereby consents to the monitoring by the Company or any of its authorised agents, of the Employee’s use of e-mail, internet and telephone.

16.3 The Company may be required by governmental or other organisations to conduct security checks in relation to the Employee. In entering into this agreement the Employee hereby consents to any security checks that the Company may consider are reasonably necessary.

17. INTELLECTUAL PROPERTY

It shall be part of the Employee’s normal duties or other duties specifically assigned to him (whether or not during normal working hours and whether or not performed at the Employee’s normal place of work) at all times to consider in what manner and by what new methods or devices the products, services, processes, equipment or systems of the Company with which he is concerned or for which he is responsible might be improved and to originate designs (whether registrable or not) or patentable work or other work in which copyright may subsist. Accordingly:

(a)	the Employee shall forthwith disclose full details of the same in confidence to the Company and shall regard himself in relation thereto as a trustee for the Company;

(b)	all intellectual property rights in such designs or work shall vest absolutely in the Company which shall be entitled, so far as the law permits, to the exclusive use thereof;

(c)	notwithstanding (b) above, the Employee shall at any time assign to the Company the copyright (by way of assignment of copyright) and other intellectual property rights, if any, in respect of all works written originated conceived or made by the Employee (except only those works written originated conceived or made by the Employee wholly outside his normal working hours hereunder and wholly unconnected with his service hereunder) during the continuance of his employment hereunder, or after termination of his employment, which result from his employment; and

(d)	the Employee agrees and undertakes that at any time during or after the termination of his employment he will execute such deeds or documents and do all such acts and things as the Company may deem necessary or desirable to substantiate its rights in respect of the matters referred to above including for the purpose of obtaining letters patent or other privileges in all such countries as the Company may require.

18. TERMINATION

18.1 Subject to clause 18.2, the employment will continue until terminated by the Employee giving to the Company 6 months’ written notice and the parties agree that in the case of termination of the employment by the Company the notice or indemnity in lieu of notice, in case no prior notice is observed, wll be equal to 12 months. Where clause 18.2 does not apply, in the event that the Company dispenses with the Employee’s services as referred to in clause 1.2 without giving or permitting him to work through to the end of the period of notice required from the Company under this clause 18.1, it shall make to him a payment in lieu of notice. Such payment in lieu of notice shall be calculated in respect of the whole or unexpired portion of the required notice (as the case may be) and shall include payment in respect of salary and all benefits referred in clauses 4,8,9,10,11 and 12 above. In respect of the Incentive Plan referred in clause 4, the payment shall be calculated pro rata in respect of parts of years and shall be based upon an assumption of target performance.

18.2 The Company may also terminate the employment immediately and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due at the date of termination) if the Employee commits a serious fault. This will, notably and without limitation, be the case if the Employee;

(i)	commits any serious or repeated (after warning in writing) breach of any of his obligations under this agreement or his employment;

(ii)	is guilty of gross misconduct;

(iii)	is guilty of serious misconduct which, in the Company’s reasonable opinion, has damaged or may materially damage the business or affairs of the Company or any other Group Company;

(iv)	is guilty of conduct which, in the Company’s reasonable opinion, brings or is likely to bring himself, the Company or any other Group Company into disrepute;

Any delay by the Company in exercising its rights under this clause shall not constitute a waiver of those rights.

18.3 On termination of the employment for whatever reason (and whether in breach of contract or otherwise) the employee will:

(a)	immediately deliver to the Company all books, documents, papers, computer records, computer data, credit cards, his company car together with its keys, and any other property relating to the business of or belonging to the Company or any other Group Company which is in his possession or under his control. The Employee is not entitled to retain copies or reproductions of any documents, papers or computer records relating to the business of or belonging to the Company or any other Group Company; and

(b)	immediately pay to the Company or, as the case may be, any other Group Company all outstanding loans or other amounts due or owed to the Company or any Group Company. The Employee confirms that, should he fail to do so, the Company is to be treated as authorised to deduct from any amounts due or owed to the Company (or any other Group Company) a sum equal to such amounts.

(c)	be entitled to receive payment in respect of the Incentive Plan referred to in clause 4 in respect of any periods up to the date of termination of employment in respect of which payment has not already been made to the Employee. In the event that termination shall occur prior to the end of the relevant period for such Plan, the payment shall be calculated pro rata in respect of parts of years and shall be based upon an assumption of target performance.

18.4 It is acknowledged that the Employee may, during the employment, be granted rights upon the terms and subject to the conditions of the rules from time to time of incentive plans or other profit sharing, share incentive, share option, bonus or phantom option schemes operated by the Company or any Group Company with respect to shares in the Company or any Group Company. Subject to clauses 18.1 and 18.3, if, on termination of the employment, whether lawfully or in breach of contract the Employee loses any of the rights or benefits under such scheme (including rights or benefits which the Employee would not have lost had the employment not been terminated) the Employee shall not be entitled, by way of compensation for loss of office or otherwise howsoever, to any compensation for the loss of any rights under any such scheme.

19. GOVERNING LAW AND JURISDICTION

19.1 This Agreement shall be governed by and construed in accordance with the laws of England.

19.2 The parties to this Agreement submit to the exclusive jurisdiction of the English Courts as regards any claim, dispute or matter arising out of or relating to this Agreement.

20. RESTRAINT ON ACTIVITIES OF EMPLOYEE AND CONFIDENTIALITY

20.1. Save insofar as such information is already in the public domain the Employee will keep secret and will not at any time (whether during the employment or thereafter) use for his own or another’s advantage, or reveal to any person, firm, company or organisation and shall use his best endeavours to prevent the publication or disclosure of any information which the Employee knows or ought reasonably to have known to be confidential, which shall include from time to time, but not be limited to, the Company’s strategy maps; designs; financial reports; Financial Model; Budgeting Model, Key Performance Indicators and Financial plans concerning the business or affairs of the Company or any of its or their customers. The Company and the Employee acknowledge that the disclosure of confidential information to any third party and in particular to any competing business would do serious damage to the Company. The restrictions in this clause shall not apply to any disclosure or use of confidential information authorised by the Company or required by law or by the Employment.

21. POST-TERMINATION COVENANTS

21.1 For the purposes of clause 22 “Termination Date” shall mean the termination of the Employee’s employment howsoever caused (including, without limitation, termination by the Company which is in repudiatory breach of this agreement).

21.2 The Employee covenants with the Company that he shall not, whether directly or indirectly, on his own behalf or on behalf of or in conjunction with any other person, firm, company or other entity:-

(a)	for the period of 6 months following the Termination Date, solicit or entice away or endeavour to solicit or entice away from the Company, any person, firm, company or other entity who is, or was, in the 12 month period immediately prior to the Termination Date, a client of the Company with whom the Employee had business dealings during the course of his employment in that 12 month period.;

(b)	for the period of 6 months following the Termination Date, have any business dealings with any person, firm, company or other entity who is, or was, in the 12 month period immediately prior to the Termination Date, a client of the Company with whom the Employee had business dealings during the course of his employment in that 12 month period. Nothing in this clause 22.2(b) shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company;

(c)	for the period of 6 months following the Termination Date, solicit or entice away or endeavour to solicit or entice away any individual person who is employed or engaged by the Company either (a) as a director or in a managerial or technical or design capacity; or (b) who is in possession of confidential information relating to the Company and with whom the Employee had business dealings during the course of his employment in the 12 month period immediately prior to the Termination Date;

(d)	for the period of 6 months following the Termination Date, carry on, set up, be employed, engaged or interested in a business anywhere in the UK, USA or Europe which is or might reasonably be considered to be in competition with the business of the Company with which the Employee was actively involved during the 12 month period immediately prior to the Termination Date. For the purposes of this clause, the business of the Company is the design, manufacture and distribution through wholesale or retail channels of casual apparel clothing. The provisions of this clause 21.2(d) shall not, at any time following the Termination Date, prevent the Employee from holding shares or other capital not amounting to more than 3% of the total issued share capital of any company whether listed on a recognised stock exchange or not and, in addition, shall not prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company.

21.3 The Employee agrees that if, during either his employment with the Company or the period of the restrictions set out in 21.2(a) to (d) inclusive, he receives an offer of employment or engagement, he will immediately provide a copy of clause 21 to the prospective employer or as soon as is reasonably practicable after receiving the offer.

21.4 The covenants contained in clause 21 are considered reasonable by the Employee and the Company and are in respect of each part separate severable and separately enforceable in the widest sense from the other parts so that each covenant is a separate covenant even if it appears in the same clause, sub-clause or sentence as any other covenant or is imposed by the introduction of a word or phrase conjunctively with or disjunctively from or alternatively to other words or phrases.

22. POLICIES

The Employee’s employment shall also be governed by various Company Handbooks (such as the Worldwide Code of Conduct; Levi Strauss UK Employment Manual) and other documents published by the Company from time to time in the form of policies, rules and regulations. These also contain the disciplinary and grievance rules of the Company. In the event that a term of these conflict in any manner with any term in this agreement, the terms in this Agreement shall prevail. The Company reserves the right to amend the terms of the documents policies rules and regulations referred to in this clause, which, for the avoidance of doubt, do not, unless otherwise stated, form part of the Employee’s terms and conditions of employment.

23. MISCELLANEOUS

23.1 This Agreement, together with any other documents referred to in this Agreement, constitutes the entire agreement and understanding between the parties, and supersedes all other agreements both oral and in writing between the Company and the Employee (other than those expressly referred to herein). The Employee acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement or expressly referred to in it as forming part of the Employee’s contract of employment.

23.2 The Employee represents and warrants to the Company that he will not by reason of entering into the Employment, or by performing any duties under this Agreement, be in breach of any terms of employment with a third party whether express or implied or of any other obligation binding on him.

23.3 Any notice to be given under this Agreement to the Employee may be served by being handed to him personally or by being sent by recorded delivery first class post to him at his usual or last known address; and any notice to be given to the Company may be served by being left at or by being sent by recorded delivery first class post to its registered office for the time being. Any notice served by post shall be deemed to have been served on the day (excluding Sundays and statutory holidays) next following the date of posting and in proving such service it shall be sufficient proof that the envelope containing the notice was properly addressed and posted as a prepaid letter by recorded delivery first class post.

23.4 There are no collective agreements directly affecting the terms and conditions of the Employee’s contract.

23.5 This Agreement complies with section one of the Employment Rights Act 1996 as amended.

SIGNED as a DEED and	)
DELIVERED by the	)	/s/ PAUL MASON
EMPLOYEE in the presence of:	)

SIGNED for and on behalf of	)	/s/
Levi Strauss UK Ltd